UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest reported): February 29, 2008

SPUTNIK, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	333-126158	52-2348956
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	File Number)	identification number)

650 5th Street, Suite 303, San Francisco, CA 94107
(Address of principal executive offices) (Zip code)

(415) 355-9500
Registrant's telephone number, including area code

None
(Former Address If Changed since Last Report)

Item 2.01 Completion of Acquisition or Disposition of Assets

The following sale of assets was completed as of February 29, 2008

A brief description of the transaction:

The stock of Sputnik's wholly owned subsidiary Laika, Inc. was sold to AstroChimp, Inc., a Nevada corporation wholly-owned by David LaDuke, Sputnik’s President and Director.

The consideration offered to security holders:

The security holders of Sputnik will receive no consideration as a result of the sale of stock. Sputnik will receive consideration of approximately $65,000 in the form of an agreement of Mr. LaDuke to forgive all of the debt owed by Sputnik to him as of December 15, 2007.

The purchase price was not determined as a result of arms’-length negotiations. However, in view of the following:

Sputnik’s financial condition has continued to deteriorate since September 30, 2007. Sputnik’s liabilities now exceed its assets and it has negative shareholder equity and net worth. Unless its business plan succeeds, it will cease operations. Sputnik has explored all other transaction structures which will allow Sputnik to implement its business plan and avoid ceasing operations and has determined that no other viable alternative exists.

Sputnik’s Board of Directors determined the fairest measure of value of value of the stock of Laika in this situation was the amount of debt owed by Sputnik to Mr. LaDuke at December 15, 2007, which amount is approximately $65,000.

Item 5.03 Amendment to Articles of Incorporation

On February 26, 2008, the following amendment to our Articles of Incorporation was filed in the State of Nevada:

The First paragraph of Sputnik's Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

The name of the Corporation is Sputnik Enterprises, Inc.

The Third paragraph of the Articles of Incorporation is amended to add the following:

In addition to the 50,000,000 authorized shares of Common Stock, the aggregate number of shares which this Corporation will have authority to issue is an additional 10,000,000 shares, $.001 par value which will be designated “Preferred Stock”.
The shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors.  The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Sputnik, Inc.

By: David LaDuke
/s/ David LaDuke

Date: February 29, 2008